September 9, 2024

Exhibit 19(a)(5) – Change in Independent Registered Public Accounting Firm

On March 6, 2024, the Board, upon recommendation of the Audit Committee of the Board, approved Tait, Weller & Baker LLP (“Tait Weller”) to serve as the independent registered public accounting firm to audit the financial statements of the Fund for the fiscal year ended June 30, 2024. Previously, Cohen & Company, Ltd. (“Cohen”) served as the independent registered public accounting firm for the Fund.

Cohen’s report on the financial statements of the Fund for each of the fiscal years ended June 30, 2022 and 2023, contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal years and the subsequent interim period of July 1, 2023 through March 6, 2024 (the “Interim Period”), there were (i) no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused Cohen to make a reference to the subject matter of the disagreements in connection with its report on the Fund’s financial statements for such years, and (ii) no “reportable events” of the kinds described in Item 304(a)(1)(v) under Regulation S-K.

During each of the Fund’s fiscal years ended June 30, 2022 and 2023, and the Interim Period, neither the Fund nor anyone acting on its behalf consulted Tait Weller on items that concerned the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either (i) the subject of a disagreement (as defined in Item 304(a)(1)(iv) under Regulation S-K and related instructions) or (ii) a reportable event (as described in Item 304(a)(1)(v) under Regulation S-K).

The Fund has requested that Cohen furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated September 9, 2024, is attached as Attachment A to this exhibit.

Attachment A

September 9, 2024

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Equalize Community Development Fund
File no. 811-22875

Dear Sir or Madam:

We have read Exhibit 19(a)(5) of Form N-CSR of Equalize Community Development Fund, dated September 9, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.